Exhibit 16.1

June 12, 2014

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	The Staffing Group Ltd.

Commission File Number: 333-185083

Commissioners:

We have read Item 4.01 of Form 8-K dated June 12, 2014, of The Staffing Group Ltd. (the "Company") and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of balance sheets of The Staffing Group Ltd. (formerly Aviana Corp.) (the “Company”) as of September 30, 2013 and 2012 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year ended September 30, 2013, for the period from June 11, 2012 (inception) through September 30, 2012, and for the period from June 11, 2012 (inception) through September 30, 2013.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC